                                                                     EXHIBIT 1.2



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(Incorporated in the Cayman Islands with limited liability)


DISCLOSEABLE TRANSACTION


SUMMARY

The Company through its wholly owned subsidiaries participated in Junghans by acquiring 100% shares in the issued share capital of Junghans and assumption of the entire loan in the principal amount of approximately DM120.7 million due from Junghans. The aggregate investment cost (including, but not limited to, the consideration for 100% issued shares in Junghans, the loan and assumption of certain liabilities and guarantees) amounted to approximately HK$304 million and had been negotiated on an arm's length basis.

The Transaction constitutes a discloseable transaction of the Company under the Listing Rules. A circular containing, inter alia, details of the Transaction will be despatched to the Shareholders as soon as practicable.


ACQUISITION AGREEMENT DATED 27TH OCTOBER, 2000

Parties:

Vendor -

Diehl Stiftung & Co. together with its beneficiaries, an independent third party not connected with the Directors, chief executive and substantial shareholder of the Company and any of its subsidiaries or their respective associates (as defined in the Listing Rules)

Purchaser -

EDG, a wholly owned subsidiary of the Company

Assets Acquired:

100% fully paid shares having a nominal value of DM10 million (approximately HK$35 million) in the issued share capital of Junghans


DEED OF ASSIGNMENT OF LOAN DATED 2ND NOVEMBER, 2000

Parties:

Assignor -

MCS together with its beneficiaries, a creditor to Junghans, an independent third party not connected with the Directors, chief executive and substantial shareholder of the Company and any of its subsidiaries or their respective associates (as defined in the Listing Rules)

Assignee -

Vision, a wholly owned subsidiary of the Company

Assets Acquired:

100% interest in a loan in the principal amount of approximately DM120.7 million (approximately HK$422.5 million) due from Junghans


DEED OF ASSIGNMENT OF OPTION DATED 2ND NOVEMBER, 2000

Parties:

Assignor -

MCS

Assignee -

Vision

Assets Acquired:

100% interest in an option entitling the holder thereof the right to acquire 49% issued shares in the issued share capital of Junghans

On 27th October, 2000, EDG granted the Option to MCS at a nominal consideration. The Option is exercisable at a price equivalent to DM9,800,000 plus an amount equal to 49% of the financial obligations covered by the guarantees and comfort letters provided by the Group as at the date of the exercise of the Option, payable in cash. The Option is exerciseable on or before 31st October, 2001.

The net effect of the Deed of Assignment of Option is to cancel the option granted to MCS thereby entitling EDG to acquire 100% interest in the issued share capital of Junghans. No consideration is involved in the assignment of the option.


CONSIDERATION AND FUNDING

The aggregate investment cost (including, but not limited to, the consideration for the 100% issued shares in Junghans, the loan in the principal amount of approximately DM120.7 million due from Junghans and assumption of certain liabilities and guarantees) amounted to approximately HK$304 million. The amount of liabilities and guarantees are related to bank guarantees to the extent of DM18.0 million (approximately HK$63.0 million) provided by Diehl Stiftung & Co. for securing banking facilities in favour of Junghans and its subsidiaries. The purchase price was agreed on normal commercial terms after arm's length negotiation with reference to the assets value of Junghans of approximately DM9.6 million (approximately HK$33.6 million) (taking into account the loan), the intangible value of the Junghans trademark, the radio-controlled and solar technology as well as the related know-how in the industry, and the enterprise value of Junghans. The book value of Junghans trademark as reflected in the accounts of Junghans is nominal. The Transaction will be financed by the internal resources of the Group.


INFORMATION ON JUNGHANS

Junghans is a company incorporated in Germany with limited liability. Its headquarters is situated in Schramberg, Germany, and has a production base in Seebach, Germany. In addition, it has its own operating presence in Austria, Switzerland, Italy, United Kingdom and Hong Kong.

Junghans was founded in 1861 and is engaged in the design, manufacture and distribution of watches and clocks. Junghans owns two internationally renowned brands, Junghans and Eurochron . The brand Junghans is a well-established timepiece brandname and has high awareness in Germany, respectively Europe.

Junghans is prominent for its innovative ability in the world's timepiece market. Continuous technological innovations in the field of movements have been pursued, which includes, the development of the world's first quartz wristwatch in 1970, the first radio-controlled wristwatch in 1989, and the latest world first, "Integral" -- the first stainless steel radio-controlled watch with antenna integrated in the movement. Junghans is also the pioneer in the use of materials for watches such as ceramic and carbon. This impressive record of innovation is reflected in an unparalleled product range, extending from exclusive radio-controlled watches to solar and quartz models. Its product range focuses on the radio-controlled, solar and quartz watches and clocks.

According to an independent market survey in Germany, Junghans was ranked number 1 by turnover value in Germany in 1999 and achieved a 9.8% market share in the quartz analogue watch segment. Junghans also recorded a market share of 7.9% in terms of turnover value in the lady wrist watch segment and was ranked number 3 in 1999 in Germany in this regard. By turnover in value, Junghans has over 60% market share in the radio-controlled and solar quartz analogue timepiece segment in Germany in 1999.

Among others, Junghans is involved in the application of Octopus technology to timepiece, which has been introduced to encouraging response in Hong Kong. It is in the process of extending such technology to other jurisdictions and widening its application from public transports to other segments in daily life.

The unaudited consolidated net profits before and after taxation of Junghans for the year ended 31st December, 1999 were approximately DM7.7 million (approximately HK$27.0 million) and DM6.6 million (approximately HK$23.1 million) respectively. For the year ended 31st December, 1998, the unaudited consolidated loss before and after taxation were approximately DM16.7 million (approximately HK$58.5 million) and DM16.8 million (approximately HK$58.8 million) respectively.


REASONS FOR THE TRANSACTION

The Group is principally engaged in the design, manufacture and distribution of timepiece, jewellery, leather and optical products under owned and licensed brandnames including Amaretta, Bulova, Carrera, Dugena, Esprit, Ferrano, Goldpfeil, Kazto, Pierre Cardin and Speidel.

With the recent technological development in the timepiece industry, the Directors believe that the participation in Junghans complements the Group's core business in terms of securing the advanced radio-controlled and solar technology for the distribution of high technology quality timepieces and widening the distribution network.

In addition, the participation in Junghans should help enlarge the lady wrist watch collection of the Group. With the 1980's glamorous and deluxe attire revisiting the fashion industry in the 21st century, this segment is expected to enjoy stronger growth.

For the year ended 31 December, 1999, Junghans recorded consolidated turnover of approximately DM157.8 million (approximately HK$552.3 million), representing approximately 48% of the timepiece turnover of the Group of approximately HK$1,143 million in the same year, and gross profits of approximately DM69.6 million (approximately 243.6 million). It is expected that the participation in Junghans would substantially enlarge the Group's turnover and should bring direct profit contribution to the Group in line with the Group's current operating margin of 10% for its timepiece division.

The renowned long-established trademarks of Junghans and Eurochron enriches the brandname portfolio of the Group. Being the largest manufacturer of clocks in Germany, the participation in and integration of Junghans into the timepiece operations of the Group should further enhance the Group's competency in the clock business globally.

The Transaction entitles the Group to 100% interest in the issued share capital of Junghans and right to the loan in the principal amount of approximately DM120.7 million due from Junghans.

The Directors consider that the terms of the Transaction are on normal commercial terms and the aggregate purchase consideration is fair and reasonable as far as the Shareholders are concerned.


GENERAL

The Transaction constitutes a discloseable transaction of the Company under the Listing Rules. A circular containing, inter alia, details of the Transaction will be despatched to the Shareholders as soon as practicable. Details of the Transaction will also be disclosed as required under the Listing Rules in the Company's next published annual report and accounts. Definitions

"Company" EganaGoldpfeil (Holdings) Limited

"Directors" the directors of the Company

"DM" Deutschmarks, the legal currency of Germany

"EDG" Egana Deutschland GmbH, a company incorporated in Germany with limited liability

"Group" the Company, together with its subsidiaries

"HK$" Hong Kong Dollars, the legal currency of Hong Kong

"Junghans" Junghans Uhren GmbH

"Listing Rules" Rules Governing the Listing of Securities on Stock Exchange

"MCS" MCS Unternehmensbeteiligungen GmbH, a company incorporated in Vienna, Austria, with limited liability

"Shareholders" the shareholders of the Company

"Stock Exchange" The Stock Exchange of Hong Kong Limited

"Transaction" the acquisition of 100% interest in Junghans and its subsidiaries including the loan in the principal amount of approximately DM120.7 million, the option to acquire 49% issued shares in the issued share capital of Junghans and assumption of certain liabilities and guarantees

"Vision" Vision Top Limited, a company incorporated in the British Virgin Islands with limited liability

By Order of the Board


Hans-Joerg SEEBERGER
Chairman and Chief Executive


Hong Kong, 2nd November, 2000

        THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION


17th November, 2000

{}If you are in any doubt about this circular or as to the action to be taken, you should consult your stockbroker or registered dealer in securities, bank manager, solicitor, professional accountant or other professional advisor.

If you have sold all your shares of EganaGoldpfeil (Holdings) Limited, you should at once hand this circular to the purchaser or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss however arising from or in reliance upon the whole or any part of the contents of this circular.

App.1B(1)

(Incorporated in the Cayman Islands with limited liability)

14.16(7)(2)

DISCLOSEABLE TRANSACTION


CONTENTS

Page

Definitions

1

Letter from the Chairman and Chief Executive I.

Introduction

2

II.

The Agreements

3

III.

Consideration and Funding

4

IV.

Information on Junghans

4

V.

Reasons for the Transaction

5

VI.

Financial Effect of the Transaction

6

VII.

General

7

VIII.

Additional Information

7    Appendix

--

General Information

DEFINITIONS

In this circular, unless the context otherwise requires, the following expressions have the following meanings:

"Company" EganaGoldpfeil (Holdings) Limited, a company incorporated in the Cayman Islands with limited liability whose shares are listed on the Stock Exchange

"Directors" the directors of the Company

"DM" Deutschmarks, the legal currency of Germany

"EDG" Egana Deutschland GmbH, a company incorporated in Germany with limited liability

"Group" the Company and its subsidiaries

"HK$" or "$" Hong Kong dollars, the legal currency of Hong Kong

"Junghans" Junghans Uhren GmbH, a private company incorporated in Germany with limited liability

"Latest Practicable Date" 16th November, 2000, being the latest practicable date for ascertaining certain information herein prior to the printing of this circular

"Listing Rules" the Rules Governing the Listing of Securities on the Stock Exchange

"MCS" MCS Unternehmensbeteiligungen GmbH, a private company incorporated in Vienna, Austria, with limited liability

"SDI Ordinance" the Securities (Disclosure of Interests) Ordinance (Chapter 396 of the laws of Hong Kong)

"Share(s)" share(s) of HK$0.10 each in the capital of the Company

"Shareholder(s)" registered holder(s) of Share(s)

"Stock Exchange" The Stock Exchange of Hong Kong Limited

"Transaction" the acquisition of 100% interest in Junghans and its subsidiaries including the loan in the principal amount of approximately DM120,700,000, the option to acquire 49% issued shares in the issued share capital of Junghans and assumption of certain liabilities and guarantees

"Vision" Vision Top Limited, a company incorporated in the British Virgin Islands with limited liability

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE

App.1B(1)

(Incorporated in the Cayman Islands with limited liability)

Directors:

Hans-Joerg SEEBERGER

(Chairman and Chief Executive)

Peter Ka Yue LEE Michael Richard POIX Dr. Goetz Reiner WESTERMEYER* Professor Udo GLITTENBERG* David Wai Kwong WONG*

Registered office:

P.O. Box 1787 2nd Floor, One Capital Place Grand Cayman Cayman Islands British West Indies

* Independent non-executive directors

Principal place of business:

Block C, 11th Floor Hong Kong Industrial Centre 489-491 Castle Peak Road Cheung Sha Wan Kowloon, Hong Kong

17th November, 2000

To the Shareholders

Dear Sir or Madam,

14.16(7)(2)

DISCLOSEABLE TRANSACTION

I.

INTRODUCTION

It was announced on 2nd November, 2000 that the Company through its wholly owned subsidiaries participated in Junghans by acquiring 100% shares in the issued share capital of Junghans and a loan in the principal amount of approximately DM120,700,000 due from Junghans. The aggregate investment cost (including, but not limited to, the consideration for the 100% issued shares in Junghans, the loan and assumption of certain liabilities and guarantees) amounted to approximately HK$304,000,000.

The Transaction constitutes a discloseable transaction of the Company under the Listing Rules.

The purpose of this circular is to provide you with further information in relation to the participation in Junghans and certain information on the Group in compliance with the requirements of the Listing Rules. II.

THE AGREEMENTS

14.16(7)(1) Acquisition Agreement dated 27th October, 2000

Parties:

Vendor - Diehl Stiftung & Co. together with its beneficiaries, an independent third party not connected with the Directors, chief executive and substantial shareholder of the Company and any of its subsidiaries or their respective associates (as defined in the Listing Rules)

Purchaser -

EDG, a wholly owned subsidiary of the Company

Asset Acquired:

14.16(7)(3) 14.16(7)(6) 100% fully paid shares having a nominal value of DM10,000,000 (approximately HK$35,000,000) in the issued share capital of Junghans

14.16(7)(1) Deed of Assignment of Loan dated 2nd November, 2000 Parties:

Assignor - MCS together with its beneficiaries, a creditor of Junghans, an independent third party not connected with the Directors, chief executive and substantial shareholder of the Company and any of its subsidiaries or their respective associates (as defined in the Listing Rules)

Assignee -

Vision, a wholly owned subsidiary of the Company

Asset Acquired:

14.16(7)(3) 14.16(7)(6) 100% interest in a loan in the principal amount of approximately DM120,700,000 (approximately HK$422,500,000) due from Junghans

14.16(7)(1) Deed of Assignment of Option dated 2nd November, 2000 Parties:

Assignor - MCS

Assignee -

Vision

Asset Acquired:

14.16(7)(3) 14.16(7)(6) 100% interest in an option entitling the holder thereof the right to acquire 49% issued shares in the issued share capital of Junghans On 27th October, 2000, EDG granted the option to MCS at a nominal consideration. The option is exercisable at a price equivalent to DM9,800,000 plus an amount equal to 49% of the financial obligations covered by the guarantees and comfort letters provided by the Group as at the date of the exercise of the option, payable in cash. The option is exercisable on or before 31st October, 2001.

14.16(9) Having regard to the potential benefits of the Transaction, the Directors considered that securing a 100% interest in Junghans would be essential with a view to providing full autonomy and flexibility in devising business and marketing strategy for the enlarged group. The effect of the Deed of Assignment of Option is to cancel the option granted to MCS, thereby entitling EDG to secure 100% interest in the issued share capital of Junghans. No consideration is involved in the assignment of the option. III.

CONSIDERATION AND FUNDING

14.16(7)(5) The aggregate investment cost (including, but not limited to, the consideration for the 100% issued shares in Junghans, the loan in the principal amount of approximately DM120,700,000 due from Junghans and assumption of certain liabilities and guarantees) amounted to approximately HK$304,000,000, payable in cash on or before 14th November, 2000. The amount of liabilities and guarantees are related to bank guarantees to the extent of DM18,000,000 (approximately HK$63,000,000) provided by Diehl Stiftung & Co. for securing banking facilities in favour of Junghans and its wholly owned subsidiaries.

14.16(7)(7) The purchase price was agreed on normal commercial terms after arm's length negotiation with reference to the assets value of Junghans of approximately DM9,600,000 (approximately HK$33,600,000) (taking into account the loan), the intangible value of the Junghans and Eurochron trademarks, the radio-controlled and solar technology as well as the related know-how in the industry, and the enterprise value of Junghans. The fair value of the trademarks have not yet been reflected in the accounts of Junghans.

The Transaction has been financed by the internal resources of the Group and was completed as of 2nd November, 2000.

14.16(7)(3) IV.

INFORMATION ON JUNGHANS

Junghans is a company incorporated in Germany with limited liability. Its headquarters is situated in Schramberg, Germany, and has a production base in Seebach, Germany. In addition, it has its own operating presence in Austria, Switzerland, Italy, United Kingdom and Hong Kong.

Junghans was founded in 1861 and is engaged in the design, manufacture and distribution of watches and clocks. Junghans owns two internationally renowned brands, Junghans and Eurochron. The brand Junghans is a well-established timepiece brandname and has high awareness in Germany, respectively Europe.

Junghans is prominent for its innovative ability in the world's timepiece market. Continuous technological innovations in the field of movements have been pursued, which includes, the development of the world's first quartz wristwatch in 1970, the first radio-controlled wristwatch in 1989, and the latest world first, "Integral" -- the first stainless steel radio-controlled watch with antenna integrated in the movement. Junghans is also the pioneer in the use of materials for watches such as ceramic and carbon. This impressive record of innovation is reflected in an unparalleled product range, extending from exclusive radio-controlled watches to solar and quartz models. Its product range focuses on the radio-controlled, solar and quartz watches and clocks.

According to an independent market survey in Germany, Junghans was ranked number 1 by turnover value in Germany in 1999 and achieved a 9.8% market share in the quartz analogue watch segment. Junghans also recorded a market share of 7.9% in terms of turnover value in the lady wristwatch segment and was ranked number 3 in 1999 in Germany. By turnover in value, Junghans has over 60% market share in the radio-controlled and solar quartz analogue timepiece segment in Germany in 1999.

Among others, Junghans is involved in the application of Octopus technology to timepiece, which has been introduced to encouraging response in Hong Kong. It is in the process of extending such technology to other jurisdictions and widening its application from public transports to other segments in daily life.

14.16(7)(8)

The unaudited consolidated net profits before and after taxation of Junghans for the year ended 31st December, 1999 were approximately DM7,700,000 (approximately HK$27,000,000) and DM6,600,000 (approximately HK$23,100,000) respectively. For the year ended 31st December, 1998, the unaudited consolidated loss before and after taxation were approximately DM16,700,000 (approximately HK$58,500,000) and DM16,800,000 (approximately HK$58,800,000) respectively. V.

REASONS FOR THE TRANSACTION

14.16(7)(4) The Group is principally engaged in the design, manufacture and distribution of fashion accessory comprising of timepiece, jewellery, leather and optical products under owned and licensed brandnames including Amaretta, Bulova, Carrera, Cerruti 1881, Dugena, Esprit, Goldpfeil, Kazto, Pierre Cardin, Speidel and Yamato (Perlen) .

14.16(7)(9) The Transaction directly complements the core timepiece business of the Group, which contributed approximately 45% of the Group's consolidated turnover for 1999. With the recent technological development in the timepiece industry and the revival of the 1980's glamorous and deluxe attire to the fashion industry in the 21st century, the Directors believed that the Transaction is beneficial to the Company and its Shareholders in terms of, inter alia, (1) bringing additional turnover and profit contribution to the Group; (2) further widening the distribution network of the Group, particularly in Europe;
(3) securing the advanced radio-controlled and solar technology for the distribution of high technology quality timepieces; (4) enlarging the Group's lady wristwatch collection which segment is expected to enjoy stronger growth;
(5) adding two renowned long-established brandnames of Junghans and Eurochron which enriches the brandname portfolio of the Group and provides an opportunity for the Group to earn licensing income in line with its lifestyle strategy; (6) enhancing the Group's core competency in the clock business globally as Junghans is the largest clock manufacturer in Germany; and (7) providing further synergies in optimizing the use of the resources of the enlarged group, for example, through the sharing of common logistics and distribution service system.

14.16(9) The Transaction entitles the Group to 100% interest in the issued share capital of Junghans and the right and title to the loan in the principal amount of approximately DM120,700,000 due from Junghans. Junghans becomes an indirect wholly owned subsidiary of the Company.

The Directors consider that the terms of the Transaction are on normal commercial terms and the aggregate purchase consideration is fair and reasonable as far as the Shareholders are concerned.

14.16(8) VI.

FINANCIAL EFFECT OF THE TRANSACTION  Impact on the Group's Earnings

For the year ended 31st December, 1999, Junghans recorded consolidated turnover of approximately DM157,800,000 (approximately HK$552,300,000), representing approximately 48% of the timepiece turnover of the Group of approximately HK$1,143,000,000 in the same year. Junghans enjoyed a gross profit margin of 44% or approximately DM69,600,000 (approximately HK$243,600,000) and operating profit margin of 5% or approximately DM7,700,000 (approximately HK$27,000,000) in 1999.

Barring unforeseen circumstances, the participation in Junghans should substantially enlarge the Group's turnover and bring direct profit contribution to the Group in line with the Group's current operating profit margin of 10% for its timepiece division. It is expected that the profitability of the enlarged group should further be enhanced with the anticipated synergies being realized going forward. Impact on the Group's Assets and Liabilities

Taking into account the loan in the principal amount of approximately DM120,700,000, Junghans has net assets of approximately DM9,600,000 (approximately HK$33,600,000) as at 31st December, 1999.

The Junghans and Eurochron brandnames are currently recorded at nominal value in the balance sheet of Junghans. The fair value of these two brandnames is estimated to be HK$90,000,000 with reference to the total economic benefits to be derived from them.

The aggregate investment cost of the Transaction is approximately
HK$304,000,000. By attributing this fair value of HK$90,000,000 to the two brandnames, the goodwill on acquisition is approximately HK$180,400,000, representing the value attributable to knowhow technology, distribution network and customer portfolio. The goodwill will be written off against the distributable reserve of the Group for the year ending 31st December, 2000.

The assumption of certain liabilities and guarantees in connection with the banking facilities provided to Junghans and its wholly owned subsidiaries will increase the Group's contingent liabilities to the extent of DM18,000,000 (approximately HK$63,000,000).

As a result of the Transaction, the net tangible assets of the Group will decrease by HK$270,400,000 due to written off of goodwill of HK$180,400,000 and increase of intangible assets of HK$90,000,000 attributable to the acquisition of the Junghans and Eurochron brands. VII.

GENERAL

The Transaction constitutes a discloseable transaction of the Company under the Listing Rules. Details of the Transaction will also be disclosed as required under the Listing Rules in the Company's next published annual report and accounts.

VIII.

ADDITIONAL INFORMATION

Your attention is drawn to the additional information set out in the Appendix to this circular.

Yours faithfully For and on behalf of the Board

Hans-Joerg SEEBERGER

Chairman and Chief Executive

APPENDIX

GENERAL INFORMATION

1.

RESPONSIBILITY STATEMENT

App.1B(2) This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts the omission of which would make any statement herein misleading. 2.

DISCLOSURE OF INTEREST

App.1B(38) (1)(a)(b)(c) As at the Latest Practicable Date, the interests of the Directors and chief executive in the securities of the Company or its associated corporations (within the meaning of the SDI Ordinance) which were required to be notified to the Company and the Stock Exchange pursuant to section 28 of the SDI Ordinance (including interests which they were taken or deemed to have under section 31 or Part 1 of the Schedule to the SDI Ordinance) or were required, pursuant to section 29 of the SDI Ordinance, to be entered in the register referred to therein, or which were required pursuant to the Model Code for Securities Transactions by Directors of Listed Companies to be notified to the Company and the Stock Exchange were as follows:--

The Company

                                                  NUMBER OF SHARES
                                   -----------------------------------------------
                                    PERSONAL         CORPORATE                           NUMBER OF
NAME OF DIRECTORS                   INTERESTS        INTERESTS           TOTAL            OPTIONS
-----------------                  ----------      -------------     -------------      -----------
Hans-Joerg SEEBERGER                       --      4,466,984,746     4,466,984,746      120,000,000
                                                                           (note i)         (note i)

Peter Ka Yue LEE                    5,302,915         80,268,380        85,571,295        5,200,000
                                                        (note ii)                         (note iii)

Michael Richard POIX               28,265,860                 --        28,265,860        5,380,000
                                                                                           (note iv)

Dr. Goetz Reiner
 WESTERMEYER                        2,880,000                 --         2,880,000               --

Professor Udo
 GLITTENBERG                        1,152,000                 --         1,152,000               --

Notes:

i.

These shares were registered in the name of Peninsula International Limited and its nominee which held the same as nominee for the Captive Insurance Trust, a discretionary trust whose prospective beneficiaries included Mr. Hans-Joerg SEEBERGER and his family. The options, exercisable at HK$0.211 per share, were granted pursuant to the Company's Executive Share Option Scheme.

ii.

These shares were beneficially owned by Joshua Limited, a company which was wholly and beneficially owned by Mr. Peter Ka Yue LEE.

iii.

200,000 and 5,000,000 options, exercisable at HK$0.128 and HK$0.211 per share respectively, were granted pursuant to the Company's Executive Share Option Scheme.

iv.

380,000 and 5,000,000 options, exercisable at HK$0.128 and HK$0.211 per share respectively, were granted pursuant to the Company's Executive Share Option Scheme.

Associated corporations Egana Jewellery & Pearls Limited ("Egana Jewellery")

                                    NUMBER OF SHARES                           AMOUNT OF WARRANTS (IN HK$)
                         -----------------------------------------    --------------------------------------------
                         PERSONAL      CORPORATE                      PERSONAL       CORPORATE                       NUMBER OF
NAME OF DIRECTORS        INTERESTS     INTERESTS         TOTAL        INTERESTS      INTERESTS           TOTAL        OPTIONS
-----------------        ---------   -------------   -------------    ----------   -------------     -------------   ----------

Hans-Joerg SEEBERGER            --   2,266,340,990   2,266,340,990            --   29,675,219.00     29,675,219.00   33,000,000
                                           (note i)                                      (note i)                     (note iii)

Peter Ka Yue LEE           736,516      11,148,386      11,884,902     69,968.75    1,059,096.50      1,129,065.25    2,500,000
                                          (note ii)                                     (note ii)                     (note iii)

Michael Richard POIX     3,733,986              --       3,733,986    354,728.50              --        354,728.50    2,500,000
                                                                                                                      (note iii)
Dr. Goetz Reiner                --              --              --     18,000.00              --         18,000.00           --
 WESTERMEYER

Professor Udo                   --              --              --      7,200.00              --          7,200.00           --
 GLITTENBERG

Notes:

i.

10,449,548 shares were registered in the name of Peninsula International Limited and its nominee which held the same as nominee for the Captive Insurance Trust, a discretionary trust whose prospective beneficiaries included Mr. Hans-Joerg SEEBERGER and his family. 2,255,891,442 shares and warrants in the amount of HK$29,675,219.00 were registered in the name of the Company and its nominee. By virtue of his interest in the Company pursuant to section 8 of the SDI Ordinance, Mr. Hans-Joerg SEEBERGER was deemed to be interested in these shares and warrants.

ii.

These shares and warrants were beneficially owned by Joshua Limited, a company which was wholly and beneficially owned by Mr. Peter Ka Yue LEE.

iii.

The options, exercisable at HK$0.224 per share, were granted pursuant to Egana Jewellery's Executive Share Option Scheme.

Peace Mark (Holdings) Limited ("Peace Mark")

                                       NUMBER OF SHARES
                         -----------------------------------------
                         PERSONAL       CORPORATE                      NUMBER OF
NAME OF DIRECTORS        INTERESTS      INTERESTS         TOTAL         OPTIONS
-----------------        ---------     -----------     -----------    ----------
Hans-Joerg SEEBERGER            --     606,413,551     606,413,551            --
                                           (note i)

Peter Ka Yue LEE                --              --              --    10,000,000
                                                                        (note ii)

Notes:

i.

The shares were held by wholly owned subsidiaries of the Company. By virtue of his interest in the Company pursuant to section 8 of the SDI Ordinance, Mr. Hans-Joerg SEEBERGER was deemed to be interested in these shares.

ii.

The options were exercisable at HK$0.10 per share pursuant to the share option scheme of Peace Mark.

Tonic Industries Holdings Limited ("Tonic")

                                       NUMBER OF SHARES
                         -----------------------------------------
                         PERSONAL       CORPORATE                     NUMBER OF
NAME OF DIRECTORS        INTERESTS      INTERESTS         TOTAL        OPTIONS
-----------------        ---------     -----------     -----------    ---------

Hans-Joerg SEEBERGER            --     128,844,869     128,844,869           --
                                           (note i)

Peter Ka Yue LEE                --              --              --    1,810,000
                                                                       (note ii)

Notes:

(i)

The shares were held by wholly owned subsidiaries of the Company. By virtue of his interest in the Company pursuant to section 8 of the SDI Ordinance, Mr. Hans-Joerg SEEBERGER was deemed to be interested in these shares.

(ii)

The options were exercisable at HK$0.70 per share pursuant to the share option scheme of Tonic.

Except that certain Directors held certain nominee shares in subsidiaries in trust for the Company or its subsidiaries as at the Latest Practicable Date, no Director held an interest in the share capital of the Company or any of its subsidiaries other than those as disclosed above.

Save as disclosed above, as at the Latest Practicable Date, none of the Directors and chief executive or their associates had any personal, family, corporate or other interests in the securities of the Company or any of its associated corporations which were required to be notified to the Company and the Stock Exchange pursuant to section 28 of the SDI Ordinance (including interests which they were taken or deemed to have under section 31 or Part 1 of the Schedule to the SDI Ordinance) or which were required, pursuant to section 29 of the SDI Ordinance, to be entered in the register referred to therein, or which were required pursuant to the Model Code for Securities Transactions by Directors of listed companies to be notified to the Company and the Stock Exchange. 3.

SUBSTANTIAL SHAREHOLDER

App.1B(38)(2) As at the Latest Practicable Date, according to the register kept by the Company pursuant to section 16(1) of the SDI Ordinance and so far as is known to the Directors and the chief executive of the Company, no persons, other than Peninsula International Limited, were directly or indirectly interested in 10% or more in the issued share capital of the Company carrying rights to vote in all circumstances at general meetings of the Company.

Peninsula International Limited is a company wholly owned by the Captive Insurance Trust, a discretionary trust whose prospective beneficiaries included Mr. Hans-Joerg SEEBERGER, the Chairman and Chief Executive of the Company, and his family.

4.

14.16 (11) SERVICE CONTRACTS

As at the Latest Practicable Date, none of the Directors had any service contracts (excluding contracts expiring or terminable by the Group within one year without payment of compensation other than statutory compensation) with any member of the Group.

App.1B(33) 5.

LITIGATION

So far as is known to the Directors and the chief executive of the Company, there was no litigation or claims of material importance pending or threatened against any member of the Group. 6.

MISCELLANEOUS

App.1B(36) (i)

The registered office of the Company is at P.O. Box 1787, 2nd Floor, One Capital Place, Grand Cayman, Cayman Islands, British West Indies and its principal place of business is at Block C, 11th Floor, Hong Kong Industrial Centre, 489-491 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong.

(ii)

The Company's branch share registrar and transfer office in Hong Kong is Secretaries Limited of 5th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong.

App.1B(35) (iii)

The secretary of the Company is Ms. Lillian Kam Yuk WONG, ACIS, FCCA, AHKSA.

(iv)

The English text of this circular shall prevail over the Chinese text.